Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

November 1, 2013

Board of Directors DuPont Fabros Technology, L.P.

c/o DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

Ladies and Gentlemen:

We are acting as counsel to DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”) and DuPont Fabros Technology, Inc. a Maryland corporation (“DFT”), the sole general partner of the Operating Partnership, in connection with their registration statement on Form S-4 (the “Registration Statement”), which includes the prospectus (the “Prospectus”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and relating to the proposed offering of up to $600,000,000 in aggregate principal amount of the Operating Partnership’s 5.875% Senior Notes due 2021 (the “Exchange Notes”) in exchange for up to $600,000,000 in aggregate principal amount of the Operating Partnership’s 5.875% Senior Notes due 2021 outstanding as of the date hereof (the “Original Notes”). The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of September 24, 2013 (the “Indenture”), by and among the Operating Partnership, the Guarantors (as defined therein), and U.S. Bank National Association, as trustee (the “Trustee”). This opinion letter is furnished to you at your request in connection with the Registration Statement. Capitalized terms used in this letter and not otherwise defined herein shall have the meanings set forth in the Prospectus.

This opinion letter is based as to matters of law solely on the Internal Revenue Code of 1986, as amended, its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof (collectively, “federal income tax laws”). These provisions and interpretations of the provisions are subject to change by the Internal Revenue Service (the “IRS”), Congress and the courts (as applicable), which may or may not be retroactive in effect, and which might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

DuPont Fabros Technology, L.P.

DuPont Fabros Technology, Inc.

November 1, 2013

In rendering the following opinion, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including (but not limited to) the following: (i) an executed copy of the Registration Statement, including the Prospectus; (ii) specimen copies of the Original Notes and the Exchange Notes; and (iii) an executed copy of the Indenture.

In our review, we have assumed that all of the representations and statements as to factual matters set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will continue to be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes of rendering our opinion, we have not made an independent investigation of the facts set forth in any of the above-referenced documents, including the Prospectus. We have consequently relied upon representations and information presented in such documents.

Based upon, and subject to, the foregoing, we are of the opinion that the discussion in the Prospectus under the heading “Material U.S. Federal Income Tax Considerations,” to the extent that it describes provisions of federal income tax law, is correct in all material respects as of the date hereof.

This opinion letter addresses only the specific U.S. federal income tax matters set forth above and does not address any other federal, state, local or foreign tax or legal issues.

This opinion letter has been prepared solely for your use in connection with the Registration Statement, and speaks as of the date hereof. This opinion letter may not be used or relied upon by any other person or for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinions subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit thereby that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP